Exhibit 8.1
Organizational Structure
     At December 31, 2007, we had the following principal subsidiary undertakings:

		Group
		Share	Registered Office &
Company	Nature of Business	%	Country of Incorporation
Athena Neurosciences, Inc.	Holding company	100	800 Gateway Blvd South San Francisco, CA, United States

Elan Drug Delivery, Inc.	R&D	100	3000 Horizon Drive King of Prussia, PA, United States

Elan Finance plc	Financial services company	100	Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland

Elan Holdings, Inc.	Manufacture of pharmaceutical and medical device products	100	1300 Gould Drive Gainesville, GA, United States

Elan Holdings Ltd.	Holding company	100	Monksland, Athlone Co. Westmeath, Ireland

Elan International Services Ltd.	Financial services company	100	Clarendon House, 2 Church St Hamilton, Bermuda

Elan Management Ltd.	Provision of management services	100	Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland

Elan Pharma International Ltd.	R&D, manufacture, sale and distribution of pharmaceutical products and financial services	100	Monksland, Athlone Co. Westmeath, Ireland

Elan Pharmaceuticals, Inc.	R&D and sale of pharmaceutical products	100	800 Gateway Blvd South San Francisco, CA, United States

Monksland Holding BV	Financial services company	100	Claude Debussylaan 1082MD Amsterdam The Netherlands